                                                                   EXHIBIT 10.19







                   AGREEMENT BETWEEN ENDO PHARMACEUTICALS INC.




                                       AND




                       LIVINGSTON HEALTHCARE SERVICES INC.




                                    EFFECTIVE




                                FEBRUARY 1, 2000




The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 406 of the Securities Act of 1933.

            REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.

This Agreement ("Agreement") is effective as of February 1, 2000, by and between ENDO PHARMACEUTICALS INC., a Delaware corporation, with its principal office at 223 Wilmington West Chester Pike, Chadds Ford, Pennsylvania 19317 ("ENDO") and LIVINGSTON HEALTHCARE SERVICES INC., a Delaware corporation, with its principal office at 220 Lake Drive, Newark, Delaware 19702 ("LHSI").

                              W I T N E S S E T H:

WHEREAS, LHSI is in the business of providing outsource logistics services to pharmaceutical manufacturers and other similar product manufacturers; and

WHEREAS, ENDO is an integrated pharmaceutical company which requires customer service, chargeback processing, certain account receivables management services and other logistics services for its pharmaceutical business; and

WHEREAS, LHSI desires to provide certain outsource logistics services to ENDO, as more particularly set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein and other good and valuable consideration each to the other paid and received, the receipt and sufficiency of which is hereby acknowledged, LHSI and ENDO agree as follows:

1.   DEFINITIONS
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1.1 "Adverse Drug Experience" means all data concerning any serious or unexpected adverse event associated with the use of a drug in humans, whether or not considered drug-related, with regard to any Product which may come to the attention of any LHSI employee providing Services under this Agreement, and which is of such a nature and magnitude that it is required under the laws and regulations of the FDA to be collected, maintained, and reported to the FDA.

1.2 "Affiliate" means any corporation, association or other entity, which directly or indirectly controls, is controlled by or is under common control with the party in question. As used herein the term "control" means control with possession of the power to direct, or cause the direction of, the management and policies of a corporation, association, or other entity.

1.3  "Authorized Customer" shall mean any party approved in a Record by ENDO.

1.4 "Best Efforts" means those efforts which would be made by a reasonably prudent business person acting in good faith, in the exercise of reasonable commercial judgment and in a manner consistent with those efforts a party would devote to the provision of Services to its own customers.

1.5 "Controlled Substance" means the pharmaceutical product classified by DEA as a scheduled drug in categories II through V and which are included as a Product in Schedule A, attached hereto and made a part hereof, as the same may be amended by from time to time, at ENDO's option. ENDO may add to or delete a Controlled Substance from Schedule A for no additional cost.

1.6  "DEA" means the Drug Enforcement Administration of the United States.

1.7 "ENDO Literature" means any written information concerning the Products provided to LHSI by ENDO.

1.8  "FDA" means the United States Food and Drug Administration.

1.9 "Fee" means the logistics fees to be paid by ENDO to LHSI as set forth in Schedule B, attached hereto and made a part hereof, as the same may be amended from time to time, by mutual consent of the parties.

1.10 "Force Majeure" means acts of war; civil disturbance or riot; earthquake; fire; flood; hurricane; windstorm; or similar natural disasters; material change in the laws or regulations governing the importation and manufacture of active drug substances and/or final finished pharmaceutical products, marketing, promotion, sale, and/or distribution of pharmaceutical products, including controlled substances of any government, regulatory or judicial authority; destruction of facilities and materials; labor disturbances; failure of public utilities or common carriers; all beyond the reasonable control of the applicable party; and other acts defined as Force Majeure under the laws of the State of Delaware.

1.11 "LHSI Premises" means the distribution facilities operated by LHSI.

1.12 "Product" means, individually and collectively, the ENDO pharmaceutical products and all product extensions (including single and combination products), product improvements, dosage forms (including placebos), strengths, and package sizes of such Products listed in Schedule A-I and ScheduleA-II (collectively, "Schedule A"), which may be amended from time to time, at ENDO's option. ENDO may add to or delete a Product from Schedule A for no additional cost.

1.13 "Record" means information inscribed on a tangible medium or stored in an electronic medium and retrievable in a perceivable or written form.

1.14 "Report" means a report or analysis regarding any reports requested by ENDO which are related to the Services provided by LHSI to ENDO. The type of and frequency of such reports are described in Schedule C and the cost of such reports is included in the Fee set forth in Schedule B.

1.15 "Services" means the full scope of logistics services to be provided by LHSI to ENDO as more fully described herein, in Schedule C, and in the Work Instructions, including (i) the

     Warehouse and Distribution Services, (ii) the Customer Service and Chargeback Processing Services, and (iii) the Accounts Receivable Services.

1.16 "Term" means the periods described in Section 3 for the various Services provided under this Agreement.

1.17 "Territory" means the fifty (50) states of the United States of America, the District of Columbia, its commonwealths, possessions, and territories, and any other locations on which the parties may agree in a Record.

1.18 "Work Instructions" means those procedures to be established jointly by ENDO and LHSI no later than January 31, 2000 for the provision of Services. Such procedures shall be used to train LHSI personnel in order for such personnel to perform their responsibilities under this Agreement. The Work Instructions may be amended from time to time by consent of the parties in a Record.

1.19 A "Year 2000 Problem" means a data handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries, including leap year calculations.

2.   APPOINTMENT
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2.1 During the Term of this Agreement, LHSI shall provide the Services set forth in Schedule C to ENDO in the Territory.

2.2 LHSI shall commence providing the Warehouse and Distribution Services on March 1, 2000, and shall commence providing the Customer Service and Chargeback Processing Services, as well as the Accounts Receivable Services, on the date hereof.

2.3 During the Term of this Agreement, ENDO grants to LHSI a nonexclusive right to use at no cost the SAP computer program provided by ENDO solely for the purpose of performing the Services under this Agreement

2.4 LHSI shall use its Best Efforts to recruit and retain personnel with the requisite expertise, experience, and skills to provide the Services to ENDO and perform its obligations under this Agreement.

2.5 Within five (5) days of the execution of this Agreement, LHSI and ENDO shall each appoint a representative who shall be the primary contact between the parties and shall be responsible for managing the relationship between the parties. The representatives shall meet periodically but no less than once per calendar week at a location to be mutually agreed to by the parties.

3.   TERM; COMMENCEMENT OF SERVICES
     ------------------------------

     This Agreement shall commence and shall remain in effect for the following periods unless earlier terminated in accordance with paragraph 16: (i) with respect to the Warehouse and Distribution Services described on Schedule C, the period from February 1, 2000 through and including February 28, 2005,
     (ii) with respect to the Customer Service and Chargeback Processing Services described on Schedule C, the period from the date of this Agreement through January 31, 2003, and (iii) with respect to the Accounts Receivable Services described on Schedule C, the period from the date of this Agreement through January 31 2001; provided, however, that LHSI's distribution services which are described as part of the Warehouse and Distribution Services on Schedule C will commence at the Memphis, Tennessee LHSI Premises on March 1, 2000, and provided further, however, that LHSI's processing of returns which is described as part of the Warehouse and Distribution Services on Schedule C will commence on April 1, 2000. Notwithstanding the foregoing commencement dates, LHSI will continue to perform the distribution and warehouse services it presently performs at the other LHSI Premises until the transition to Memphis, Tennessee is completed in a manner which provides uninterrupted distribution and warehouse services to ENDO. If LHSI does not have all applicable federal, state and local licenses, permits and registrations necessary for the performance of its obligations under this Agreement including, without limitation, its DEA license for the new Controlled Substances vault, by March 31, 2000, then ENDO shall have the right to either terminate this Agreement or negotiate a restructuring of this Agreement with LHSI. Upon mutual consent of the parties, this Agreement may be renewed for Additional Term(s) for such Services and on such terms as may be negotiated and agreed to by the parties.

4.   SERVICES
     --------

     The services to be provided by LHSI to ENDO for the Term of this Agreement are set forth herein and in Schedule C.

5.   BEST EFFORTS
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     During the Term of this Agreement, each party shall use its Best Efforts to meet its obligations under this Agreement.

6.   COMPENSATION AND REIMBURSEMENT
     ------------------------------

6.1  Compensation.

     (a) During the Term of this Agreement, ENDO shall pay LHSI the compensation for Services as set forth in Schedule B. No compensation other than as described on Schedule B shall be paid to LHSI in connection with this Agreement or the Services. Schedule B sets forth the applicable volume discounts and Schedules B and C set forth the assumptions on which the compensation is based.

     (b) In the event that the parties renew this Agreement, the compensation for Services provided by LHSI to ENDO during such additional Term shall be determined by mutual consent of the parties.

6.2 Reimbursement. ENDO shall also reimburse LHSI for certain expenses specified on Schedule B incurred by LHSI in connection with the performance of the Services under this Agreement. For each project such as the mailing of ENDO promotional materials to customers, LHSI shall provide ENDO with an estimate of the expenses to be incurred for such project. Such estimate shall be approved by ENDO prior to LHSI undertaking such project.

6.3  Payment Terms

     (a) LHSI shall provide to ENDO an invoice on a monthly basis, in arrears, for Warehouse and Distribution Services (including a transportation cost management fee of *** (***) percent of the preceding month's third-party transportation charges, but excluding the fixed monthly storage fee provided for in paragraph 6.3(b) below), the Customer Service and Chargeback Processing Services, and the Accounts Receivable Services, and ENDO shall pay LHSI within thirty (30) days of receipt of such invoice.

     (b) LHSI shall provide to ENDO an invoice on a monthly basis, in advance, for the fixed monthly storage fee which will be due and payable on the first day of each month.

     (c) Commencing with the year 2001, LHSI shall provide to ENDO an invoice on or about February first of each year, in arrears, for the Transportation Shared Savings Allowance described in Appendix B, and ENDO shall pay LHSI within thirty (30) days of receipt of such invoice. To enable the calculation of the Transportation Shared Savings Allowance, ENDO will provide prior to February 1 the prior year's net sales. ENDO and LHSI will also share, from time to time, such information and figures as may be necessary or desirable to reduce transportation costs and perform the calculations associated with the Transportation Shared Savings Allowance.

     (d) LHSI shall provide to ENDO an invoice for actual transportation service charges from third-party transportation service providers as of the 15th day and the last day of each month, and ENDO shall pay LHSI within fifteen (15) days of receipt of such invoice.

     (e) Reimbursable expenses incurred by LHSI and not addressed in 6.3 (b) above shall be paid by ENDO to LHSI within thirty (30) days of receipt of an invoice from LHSI for such expenses.

     (f)  In addition to LHSI's right to terminate this Agreement under Article
          16.1 in the case of non-payment, if LHSI elects not to terminate this Agreement, ENDO shall pay a finance charge of *** (***) per month for each invoice past due for more than thirty (30) days from the payment date as set forth in paragraphs
          6.3 (a), (b) and (c) above.

6.4  Records and Inspections

     (a) ENDO may inspect and audit any and all records, books, and documents related to LHSI's performance of the Services and its obligations under this Agreement, during normal business hours provided, however, that ENDO shall first provide LHSI with reasonable notice (which shall not be less than 72 hours) in a Record of any such intended inspection and/or audit. Further, LHSI shall permit representatives of the FDA or DEA or their agents with reasonable notice to visit and inspect and audit any and all records, documents, or facilities related to or used by LHSI in the performance of the Services and its obligations under this Agreement.

     (b) Endo shall have the right to require LHSI to deliver to ENDO from time-to-time such records, books, and documents related to LHSI's performance of the Services and its obligations under this Agreement as ENDO shall designate. When LHSI ceases to provide Warehouse and Distribution Services to ENDO, it shall provide ENDO with a complete history of all Warehouse and Distribution Services activities under this Agreement and all preceding agreements in an electronic format to be designated by ENDO.

     (c) LHSI will provide to ENDO on request all information necessary in connection with all Product recalls including, without limitation, customer(s) who received the Product, lot number, date shipped, ship-to address and other relevant information, all in an electronic format to be specified by ENDO at the time of the Product recall.

6.5. Retention of Records

     All documentation and records pertaining to this Agreement and the Services provided by LHSI shall be held by LHSI for the length of time specified by the applicable laws and regulations. After the termination or expiration of the Term of this Agreement, and for as long as such information is required by the FDA or DEA to be made available, and for such longer periods as are customary when dealing with substances such as the Products, LHSI will provide to ENDO on request all information necessary in connection with all Product recalls including, without limitation, customer(s) who received the Product, lot number, date shipped, ship-to address and other relevant information, all in an electronic format to be specified by ENDO at the time of the Product recall.

7.   WARRANTIES AND REPRESENTATIONS
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7.1 Each party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations as set forth herein.

7.2 Each party represents and warrants that as of the date of this Agreement it is not a party to any agreement or arrangement with any third party or under any obligation or restrictions, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

7.3 LHSI further represents and warrants that it has the requisite expertise, experience and skill to provide the Services set forth herein and in Schedule C, and that it shall use its Best Efforts to perform such Services in a competent, efficient and professional manner.

7.4 The foregoing representations and warranties shall survive the execution, delivery, and performance of this Agreement, notwithstanding any due diligence investigation by or on behalf of ENDO.

8.   LHSI'S DUTIES
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8.1 LHSI shall use its Best Efforts to train its personnel and perform all services required under this Agreement in accordance with the Work Instructions.

8.2 The Services to be provided by LHSI under this Agreement are specified in Schedule C attached hereto and made a part hereof, and may be amended in writing from time-to-time upon the mutual consent of the parties.

8.3  Access and Modifications to the LHSI Premises

     (a) LHSI represents that the LHSI Premises as currently configured and equipped, and taken as a whole, are adequate to meet ENDO's current requirements. With respect to the Warehouse and Distribution Services, ENDO's "current requirements" (as that term is used in this Section) are the requirements established by the Warehousing and Distribution Agreement dated as of June 15, 1999, as amended, and these requirements will remain applicable until March 1, 2000, when the requirements for Warehouse and Distribution Services described in this Agreement and Schedule C will become the applicable current requirements. The work required to enable LHSI to provide the Warehouse and Distribution Services described in this Agreement and Schedule C and satisfy all projected requirements at the LHSI Premises will be completed, at LHSI's sole cost and expense, no later than February 29, 2000.

     (b) LHSI shall within twenty-four (24) hours notify ENDO, upon notice to LHSI, of all inspections of any LHSI facility by any federal, state, or local regulatory representative. LHSI shall provide ENDO within twenty-four (24) hours with written summaries of the results of such inspections, and of the actions, if any, taken to remedy conditions cited in such inspections.

     (c) Endo reserves the right to conduct audits and inspections of the LHSI Premises at any time and from time to time during the Term upon at least twenty-four (24) hours prior written notice.

8.4  Other Duties

     (a) Upon seventy-two (72) hours advance notice, LHSI shall allow ENDO's personnel or its representatives, as well as its lenders and auditors, to perform physical inventory audits of Products in LHSI's custody, possession or control at any time during normal business hours, provided such audit is performed without interruption of LHSI's normal business activities.

     (b) LHSI shall provide, with ENDO's consent, ENDO's lenders and auditors with any document to which ENDO is otherwise entitled that any such lender or auditor may reasonably request.

     (c) LHSI shall obtain and maintain all applicable federal, state and local licenses, permits and registrations from all applicable federal, state, and local agencies necessary for the performance of its obligations under this Agreement, including without limitation, the warehousing, storage, distribution, use, marketing, promotion, and sale of Products, including Controlled Substances. LHSI shall be responsible, with the assistance of ENDO, if requested by ENDO, for any and all communications with the DEA or other federal, state or local drug enforcement agency with respect to the maintenance of all appropriate licenses and payment of fees in connection with the ordertaking, invoicing, and recordkeeping of Controlled Substances. LHSI shall immediately notify ENDO of any significant regulatory action which impacts or may impact upon the ability of LHSI and/or ENDO to perform their respective obligations under this Agreement.

     (d) LHSI shall comply with all requirements of all federal, state and local governments and agencies having jurisdiction over the Products and LHSI's activities under this Agreement, including without limitation, the FDA, DEA, Environmental Protection Agency, Occupational Safety and Health Administration and the Department of Transportation.

     (e) LHSI shall work cooperatively with ENDO to expeditiously and economically execute and implement the transition of Services from ENDO's current Services providers to LHSI.

     (f) LHSI shall discuss Products with Authorized Customers in the Territory in accordance with Work Instructions.

     (g) LHSI shall only utilize the ENDO Literature provided by ENDO, at ENDO's expense and direction, to be used in communications with Authorized Customers in the Territory.

     (h) LHSI shall be responsible for executing, at ENDO's direction, all responses to inquiries from Authorized Customers in the Territory in connection with the performance of the Services provided by LHSI to ENDO under this Agreement.

     (i) LHSI shall from time-to-time perform activities identified by ENDO which are not presently within the scope of the Services, and which will not be billable to ENDO (at either the Schedule B overtime rate or the Accessorial rate) if these activities: (1) are performed during normal business hours; (2) are scheduled by LHSI; (3) require no types of resources which are not normally employed by LHSI in rendering the Services to Endo; and (4) do not cause LHSI to incur additional expense.

     (j) To the extent out of scope activities are identified by ENDO which cannot be performed under 8.4(i), above, LHSI will perform such activities under this Agreement at the accessorial or overtime rates specified on Schedule B II. LHSI will endeavor to perform out of scope activities requested by ENDO first, under 8.4(i) above, second, during normal working hours at the accessorial rate, and third, to the extent neither of these two options are feasible, at the overtime rate.

     (k)  PDMA Obligations

          (1) LHSI shall comply with the Prescription Drug Marketing Act of 1987, as amended ("PDMA") and all other applicable laws, rules, and regulations, including maintaining appropriate procedures and policies and maintaining and retaining all reports required by such laws.

          (2) LHSI shall comply with all applicable federal, state, and local laws, rules, and regulations governing the ordertaking, invoicing, and recordkeeping of Products, including Controlled Substances, including, but not limited to, the Controlled Substances Act, as amended. LHSI shall be responsible for completion, submission to the DEA and /or any other state, or local regulatory agency, and retention of any forms and/or reports with respect to the ordertaking for and invoicing of Products, including Controlled Substances in accordance with any applicable federal, state, and/or local laws, rules, and regulations.

          (3) LHSI shall provide input in the development of and maintain, monitor and enforce the Work Instructions governing the day-to-day management of all LHSI personnel who are responsible for the performance of LHSI's obligations under this Agreement including but not limited to policies and procedures regarding PDMA and ordertaking, invoicing, and recordkeeping of Products, including Controlled Substances, Authorized Customer addition and deletion processes, and Adverse Drug Experience/product complaint reporting.

          (4) LHSI shall immediately investigate and take action, if necessary, against any and all LHSI personnel in connection with any violation of or noncompliance with any local, state, or federal laws, rules and regulations, including but not limited to, the PDMA and the Controlled Substances Act, the Work Instructions, and/or any LHSI policy and/or procedure governing the performance of its obligations under this Agreement.

          (5) LHSI shall notify ENDO of any material discrepancy, violation, or act of noncompliance within seven (7) calendar days from the date that LHSI becomes aware of such occurrence.

          (6) LHSI shall be responsible for the payment of any and all fines, penalties, and/or any other corrective actions which may be taken by local, state, and federal agencies, including but not limited to the DEA and/or FDA, in connection with and to the extent of LHSI and/or its personnel's failure to comply with any local, state, and/or federal laws, rules, and regulations.

          (7) To the extent required by applicable law or regulation, LSHI will not use the services of any individual or firm debarred by the FDA or anyone convicted of a felony under federal law for conduct relating to List 1 chemicals (as set forth in 21 CFR Section 1310.02) or Controlled Substances in connection with the provision of Services.

9.   ENDO'S DUTIES
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9.1 ENDO shall use its Best Efforts to perform all obligations required under this Agreement substantially in accordance with the Work Instructions.

9.2  ENDO's Products.

     (a) ENDO shall deliver Products to LHSI at the LHSI Premises during normal working hours, unless alternative arrangements have been made in advance. Products delivered for storage shall be properly marked and packaged, and shall provide a manifest showing sizes or specific stock keeping units.

     (b) ENDO shall be responsible for providing its Products to LHSI at the LHSI Premises in quantities sufficient to meet the demands of ENDO's customers, subject to the manufacturing capacity of ENDO and its suppliers, and the demand, if any, for ENDO's Products.

     (c) ENDO shall be responsible for the procurement, marketing and sale of the Products.

     (d) ENDO shall be responsible for ensuring that the Products comply with all federal, state, local and other laws and regulations with respect to Product manufacturing, safety, labeling and advertising.

     (e) ENDO shall be responsible to its Authorized Customers for all warranties express or implied that exist with respect to the Products as required by law.

     (f) ENDO shall be responsible for addressing all regulatory issues regarding manufacturing defects or safety issues related to any Product, including handling, with the assistance of LHSI, at ENDO's request, any Product recalls.

     (g) ENDO shall pay the Fees enumerated in Schedule "B" and perform all of its other obligations under this Agreement and the Work Instructions

9.3  Other Duties:

     (a) ENDO shall provide to LHSI, at ENDO's expense, all ENDO Literature for each Product to be utilized by LHSI representatives in communications to Authorized Customers in the Territory.

     (b) ENDO shall be responsible for all inquiries from healthcare professionals in the Territory.

     (c) ENDO shall be responsible for developing the content of all responses to inquiries from Authorized Customers in the Territory in connection with the performance of the Services provided by LHSI to ENDO under this Agreement.

     (d) During the Term of this Agreement, ENDO shall promptly notify LHSI of any additions or deletions to the Products on Schedule A so that LHSI may expeditiously update the information used by its personnel to perform their obligations under this Agreement.

9.4 Title to and ownership of the Products in possession of LHSI shall always be vested in ENDO and subject to its direction and control.

9.5 ENDO shall bear the expense of any taxes on inventory, such as personal property taxes.

10.  ADVERSE DRUG EXPERIENCES/PRODUCT COMPLAINTS
     -------------------------------------------

10.1 LHSI shall notify ENDO or its designee within twenty-four hours (24) of receipt by LHSI of any Adverse Drug Experience or product complaint resulting from the marketing, sale, promotion, and/or use of any Product in the Territory.

10.2 ENDO shall be responsible for completion and submission to the FDA of any forms and/or reports, including periodic and annual reports with respect to an Adverse Drug Experience involving Products or any complaint that would require a field alert, as and when appropriate.

10.3 ENDO shall inform LHSI of any withdrawal or recall of any Product, or any other significant regulatory actions by the FDA or DEA, which may affect LHSI's ability to perform its obligations under this Agreement.

11.  CONFIDENTIALITY
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11.1 All information disclosed by one party to the other under this Agreement shall be deemed to be confidential information ("Confidential Information"). The parties hereby agree to hold in strictest confidence any and all Confidential Information disclosed by one party to the other under this Agreement or obtained by either party as a result of performing its obligations under this Agreement. The parties hereby agree that the following shall not be considered Confidential Information subject to this
     Agreement:

     (a) information which at the time of disclosure by one party to the other is in the public domain;

     (b) information which, after disclosure by one party to the other becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or any other confidentiality agreement;

     (c) information which the receiving party can establish in a Record was already known to it or was in its possession at the time of disclosure by the other party and was not acquired, directly or indirectly, from the disclosing party.

     (d) information which the receiving party lawfully receives from a third party, provided, however, that such third party was not obligated to hold such information in confidence.

     (e) information which the receiving party is compelled to disclose by a court or other tribunal of competent jurisdiction, or the FDA, provided however, that in such case the receiving party shall immediately give notice to the disclosing party to enable the disclosing party to exercise its legal rights to prevent and/or limit such disclosure. In any event, the receiving party shall disclose only that portion of the Confidential Information that, in the opinion of the disclosing party's legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

11.2 The receiving party shall not use Confidential Information for any purpose other than for the purposes set forth in this Agreement, which includes not using ENDO's Confidential Information for the benefit of a third party or in connection with the provision by LHSI of similar services to any third party for any third party's products that directly compete with any Product.

11.3 The receiving party will not disclose Confidential Information to any person other than to its employees, officers, agents, and consultants that have a need to know such information to effectuate the purpose of this Agreement and that such employees, officers, agents, and consultants shall be informed of this Confidentiality Agreement and shall, in a Record, be bound by its terms. All Confidential Information will contain a statement indicating that the information is confidential and should not be disclosed to unauthorized individuals.

11.4 Upon request in a Record from the disclosing party or termination or expiration of this Agreement, whichever comes sooner, the receiving party shall either promptly return to the disclosing party all Confidential Information provided to the receiving party pursuant to this Agreement including any copies thereof and notes, extracts based thereon, other derivative documents or information; or in the alternative, provide the disclosing party with a notarized certification by the senior executive officer of the receiving party that all such documents have been duly destroyed by the receiving party; except that the receiving party may keep one (1) copy of such documents for archival purposes.

11.5 The terms of this confidentiality provision shall remain in effect until five (5) years after the expiration or termination of this Agreement.

11.6 ENDO and LHSI agree not to make any public announcements regarding the existence of this Agreement or its terms without the prior review and consent of the other party in a Record, unless such disclosure is required by law, in which event the disclosing party will provide the non-disclosing party with sufficient prior notice of such legally required disclosure as well as the nature of the information to be disclosed prior to disclosing such information. Notwithstanding the foregoing, LHSI may list ENDO in its client list and make such client list available publicly after consultation with ENDO. For purposes of clarification, the prohibition against public announcement contained in this paragraph 11.6 shall not require LHSI to conceal the presence of the Products at the LHSI Premises.

12.  INDEPENDENT CONTRACTOR
     ----------------------

12.1 LHSI and its directors, officers, and the persons providing Services under the Agreement are at all times independent contractors with respect to ENDO. Persons provided by LHSI to perform Services shall not be deemed employees of ENDO. ENDO shall not be responsible for the acts of LHSI's officers, agents or employees while performing the Services whether on ENDO premises or elsewhere.

12.2 LHSI shall not be responsible for any cost, however, attributable to: (i) any actions by ENDO that caused a person(s) provided by LHSI to perform Services under this Agreement to be reclassified as an employee of ENDO,
     (ii) any unlawful or discriminatory acts of ENDO, and (iii) language in any ENDO benefit plan that is deemed to extend coverage to a person(s) provided by LHSI to perform Services under the Agreement based on their activities under this Agreement.

13.  OWNERSHIP OF PROPERTY AND DEVELOPMENTS
     --------------------------------------

     All Confidential Information, and any derivative property or documents, supplied to either party during the Term of this Agreement, by or through the other, which relate to the Services shall be the sole and exclusive property of the originator of those materials and developments. Each party agrees to hold all such property and developments, confidential in accordance with Article 11 of this Agreement. For purposes of this Agreement, information regarding ENDO's customers, including, but not limited to, customer lists, customer identifying information, customer profiles, customer purchasing history, and customer phone logs, whether created by ENDO or LHSI in the performance of its obligations under this Agreement, shall be the property of ENDO and may not be used by LHSI without ENDO's prior written consent.

14.  NONCOMPETITION
     --------------

     During the Term of this Agreement, the LHSI personnel responsible for performing the Customer Service and Chargeback Processing Services and the Accounts Receivable Services under this Agreement shall not provide similar Services to any third party for any third party's products that directly compete with any Product. At no time during or after the expiration or termination of this Agreement, shall LHSI or any of its personnel (regardless of the type of Service they provide) use ENDO Confidential Information for the benefit of any third party or in connection with the provision by LHSI of similar services to any third party for any third party's products that directly compete with any Product.

15.  INSURANCE AND INDEMNIFICATION
     -----------------------------

15.1 LHSI Insurance

     (a) At all times during the term of this Agreement, LHSI shall maintain, at its own expense, the following insurance coverage:

          (1) Workmen's compensation in an amount sufficient to comply with the statutory requirements of the State of Delaware, or any other state in which LHSI performs its obligations hereunder;

          (2) Logistics management liability (including warehouseman's legal liability) insurance in an amount no less than ***;

          (3) Comprehensive general liability insurance for bodily injury or property damage designating ENDO as an additional insured for any losses or damages arising out of LHSI's duties hereunder in the amount of at least ***. The policy shall also cover liabilities specifically assumed under this Agreement; and

          (4) Crime coverage for employee dishonesty and forgery in amounts sufficient to cover losses in connection with LHSI's rendering of the Accounts Receivable Services.

     (b) LHSI shall have ENDO listed as an additional insured on its insurance policies providing the coverage described in Sections 15.1(a)(2), and 15.1(a)(3) during the entire Term of this Agreement, and for five (5) years after this Agreement expires or is terminated, which insurance shall be primary to any other insurance. LHSI will supply at least thirty (30) days prior written notice to ENDO in the event of cancellation or material reduction in coverage, and upon request promptly submit to ENDO satisfactory evidence of such insurance.

15.2 LHSI Indemnification. LHSI shall indemnify, defend, and hold harmless ENDO, its officers, agents, Affiliates, subsidiaries, parent companies, and employees, from and against any and all loss, damage, claim, injury, cost or expenses, including reasonable attorneys' fees and expenses of litigation, in connection with any illness or personal injury, including death, or property damage, that arises out of or is attributable to: (1) the negligence or willful misconduct of LHSI; (2) the violation of or noncompliance with any statutes or regulations applicable to the Services provided by LHSI under this Agreement; or (3) LHSI 's breach of the terms of this Agreement; provided, however, LHSI shall, under no circumstances, be obligated to indemnify ENDO to the extent that any loss, damage, claim, injury, cost, or expense arises out of ENDO's sole negligence, willful misconduct, violation of and/or noncompliance with any statutes or regulations governing the use, manufacture, marketing, promotion and/or sale, of Products in the Territory, or ENDO's breach of the terms of this Agreement.

15.3 Endo Insurance. ENDO shall maintain primary comprehensive first-party insurance sufficient to cover the replacement value of Products in the possession of LHSI. ENDO shall maintain in effect during the term of this Agreement and for a period of five (5) years after termination of this Agreement, product liability insurance in the amount of at least
     *** and general liability insurance in the amount of at least ***, which shall include contractual liability coverage for all liability assumed under this Agreement and shall include LHSI as an additional insured. ENDO shall have LHSI listed as an additional insured on its comprehensive general liability and products/completed operations insurance during the entire term of this Agreement, and for five (5) years after this Agreement expires or is terminated, which insurance shall be primary to any other insurance. ENDO will supply at least thirty (30) days prior written notice to LHSI in the event of cancellation or material reduction in coverage, and upon request promptly submit to LHSI satisfactory evidence of such insurance.

15.4 Endo Indemnification. ENDO shall indemnify, defend, and hold harmless LHSI, its officers, agents, Affiliates, subsidiaries, parent companies, and employees, from and against any and all loss, damage, claim, injury, cost or expense, including reasonable attorneys' fees and expenses of litigation, in connection with any illness or personal injury, including death, or property damage, that arises out of: (1) the negligence or willful misconduct of ENDO; (2) the violation of or noncompliance with any statutes or regulations governing the manufacturing, use, marketing, promotion, and/or sale, of Products; (3) an alleged defect in any ENDO Product; (4) ENDO's breach of the terms of this Agreement; or
     (5) a claim that Services rendered by LHSI or obligations performed by LHSI under this Agreement infringe any patent, trademark, copyright, license or other property right or proprietary right of any third party, provided, however, ENDO shall, under no circumstances, be obligated to indemnify LHSI to the extent that any loss, damage, claim, injury, cost or expense arises out of LHSI's sole negligence, willful misconduct, violation of and/or noncompliance with any statutes or regulations applicable to the Services provided by LHSI under this Agreement or LHSI's breach of the terms of this Agreement.

15.5 Indemnification Process. Any indemnity available hereunder shall be dependent upon the party seeking indemnity providing prompt notice to the indemnitor of any claim or lawsuit giving rise to the indemnity. Thereafter, the indemnitor shall have exclusive control over the handling of the claim or lawsuit, and the indemnitee shall provide reasonable assistance to the indemnitor, at the indemnitor's expense, in defending the claim.

16.  TERMINATION
     -----------

16.1 Material Breach. Either party may terminate this Agreement in the case of a material breach by one of the other parties which is not cured within thirty (30) days after notice by the terminating party in a Record of the breach; provided, however, that the failure of LHSI to obtain all applicable federal, state and local licenses, permits and registrations necessary for the performance of its obligations under this Agreement including, without limitation, its DEA license for the new Controlled Substances vault, by March 1, 2000, shall entitle ENDO to terminate this Agreement immediately.

16.2 Bankruptcy. Either party may terminate this Agreement immediately in its entirety if the other party is declared insolvent by a court of competent jurisdiction, files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, is in receivership, or executes an or assignment for the benefit of creditors.

16.3 Termination by ENDO. This Agreement or, from time-to-time, the Term with respect to any one or more Services rendered under this Agreement, may be terminated by Endo for any of the following reasons upon one hundred twenty
     (120) days prior notice, which notice shall specify the basis for such termination:

     (a)  The sale of ENDO or its parent company;

     (b)  The sale by ENDO of all or substantially all of its business;

     (c) The present owners of the stock of ENDO entitled to vote shall no longer own or control in the aggregate more than fifty (50%) percent of such voting stock or control the election of the board of directors of ENDO;

     (d) The present owners of the stock of ENDO's parent company entitled to vote shall no longer own or control in the aggregate more than fifty (50%) percent of such voting stock or control the election of the board of directors of ENDO's parent company;

     (e) The determination by ENDO to perform directly or through one or more Affiliates ("in-house") the Services with respect to which the Term is being terminated; or

     (f) The inability of LHSI to supply storage space for Products in addition to the storage space described on Schedule B within 90 days of any request by ENDO's for such space in a Record.

     In the event of a termination under this paragraph 16.3 of the Warehouse and Distribution Services, ENDO will pay to LHSI an amount equal to the positive difference, if any, between the "Capital Investment" (defined
                                               ------------------
     below) minus the "Liquidated Capital Investment" (defined below). For
                       -----------------------------
     purposes hereof, the "Capital Investment" shall mean the costs incurred by LHSI prior to the effective date of termination exclusively in connection with LHSI's preparations to perform the Warehouse and Distribution Services required under this Agreement, which are not reimbursable by a third party or which cannot be cancelled, and which are documented appropriately in writing; provided, however, that in no event shall the amount of the Capital Investment exceed One Million Five Hundred Fifty Thousand Dollars ($1,550,000.00). LHSI shall have no obligation to include eligible costs it incurs in the Capital Investment amount. There shall be no obligation on the parties to agree upon the calculation of the Capital Investment prior to LHSI's requesting payment under this paragraph, although ENDO shall have the right to request a non-binding estimate of the Capital Investment amount once LHSI has commenced rendering all of the Services under this Agreement. For purposes hereof, the "Liquidated Capital Investment" shall equal the Capital Investment divided by sixty (60)
                                                    ----------
     multiplied by the number of months between February 1, 2000 and the month
     -------------
     in which ENDO terminates this Agreement. If ENDO is to make a payment to LHSI in connection with a termination under this Section 16.3, then legal title to and possession of any and all assets whose costs are included in the Capital Investment amount (whether LHSI acquired those assets by purchase, lease and/or construction) shall be transferred to ENDO at the time of payment, and LHSI shall cooperate with ENDO in effecting such transfer; provided, however, that ENDO shall not acquire any rights of any kind to LSHI's proprietary information technology, or the cost of any modifications to such proprietary information technology, included in the Capital Investment amount.

     In the event of a termination under this Section 16.3 (a), (b), (c), (d) or
(e) of the Warehouse and Distribution Services provided under this Agreement, ENDO shall also pay to LHSI, subject to the conditions and limitations described below, an amount (the "Termination Payment") equal to the sum of: (i) the percentage of LHSI's Memphis, Tennessee facility (the "Facility") then occupied by ENDO under this Agreement multiplied by one-half of the Facility's annual rent, plus (ii) two weeks' of LHSI's payroll costs for any LHSI clerical and warehouse (but not management) personnel then dedicated to providing Warehouse and Distribution Services to ENDO whose employment is terminated by LHSI when the Warehouse and Distribution Services are terminated because there is no other work for them at the Facility; provided, however, that in no event shall the Termination Payment exceed $96,000. The portion of the Termination Payment described in clause (i) will be paid in equal installments over the six-month period commencing with the effective date of the termination. The portion of the Termination Payment described in clause (ii) will be paid within 30 days after LHSI provides the payroll cost information to ENDO. The portion of the Termination Payment provided for in clause (i) will be reduced dollar-for-dollar by all amounts collected from any one or more third party or parties who, during the six month following ENDO's termination, occupy the area(s) in the Facility occupied by ENDO at the time of its termination of the Agreement. The Termination Payment will not include the payroll costs for any LHSI clerical and warehouse personnel who are rehired by LHSI within one year of the date of their termination of employment, and LHSI agrees to repay to ENDO any amounts it paid under clause
(ii) for those employees who are rehired. If ENDO is making payments under clause (i) above, ENDO shall have the right to use the portions of the Facility it previously occupied, subject to LHSI's right to make that space available to third parties on an arm's-length basis. At the conclusion of ENDO's post-termination use of the portions of the Facility it previously occupied, LHSI agrees to assist ENDO with moving out any remaining Product and related transition issues, with compensation for this activity to be mutually agreed-upon. LHSI and ENDO agree to meet monthly during the six month period which begins on the effective date of the termination under this Section 16.3 (a),
(b), (c), (d) or (e) to discuss issues related to the use of the Facility.

16.4 Effect of Termination. Termination of this Agreement shall have no effect on, or relieve any party from the to perform any actions arising prior to the effective date of termination. Further, any rights and obligations of the parties which by their intent are meant to survive the termination or expiration of this Agreement shall survive the expiration or termination of this Agreement.

17.  SOLICITATION OF EMPLOYEES. During the Term of this Agreement and the
     --------------------------
     twenty-four (24) month period commencing on the date this Agreement expires or is terminated, if either party, without the consent of the other party, either directly or indirectly, on its own behalf or in the service of or on behalf of others, solicits, recruits or persuades any person to terminate such person's employment with the other party, whether or not such person is a full-time employee or whether or not such employment is pursuant to a written agreement or is at-will, then the soliciting party shall pay to such other party, if such other party actually replaces such employee within ninety (90) days from the date of departure of such employee, compensation for such employee in the amount of *** (***) of such employee's then annual salary, at the time of employment by the soliciting party, excluding any incentive compensation and the cost of employee benefits. Such payment shall be made within thirty (30) days of a written request from the non-soliciting party.

18.  YEAR 2000 COMPLIANCE
     --------------------

18.1 Each party agrees to request from those of its suppliers whose performance may materially affect such party's performance hereunder, or to receive assurance from such supplier's Web site, that each such supplier agree that it will not permit a Year 2000 Problem to computer systems, software or equipment owned by it, its Affiliates or subsidiaries, or leased or licensed to it, its Affiliates or subsidiaries, to interfere with such supplier's performance. The parties will use their Best Efforts to cooperate and share information to further comply with this section, and to minimize the impact of any Year 2000 Problem on the parties' respective performance under this Agreement. Each party will inform the other party of any material circumstance indicating a potential obstacle to such compliance, and the steps being taken to avoid or overcome the obstacle.

18.2 Provided a party complies with this section, such party will not be liable to the other party for any failure to perform obligations under this Agreement to the extent such failure arises from a Year 2000 Problem (1) affecting one of the non-performing party's suppliers or (2) beyond that party's reasonable control (e.g., a Year 2000 Problem affecting a governmental entity). In particular, to the extent a non-performing party is not liable to the other party under this section, such non-performing party shall have no liability to the other party for any damages, including direct, indirect, incidental, special, consequential, punitive or exemplary damages.

19.  MISCELLANEOUS
     -------------

19.1 Assignment. Neither party may assign its interests, rights, duties, and obligations under this Agreement without the prior consent of the other party in a Record, which shall not be unreasonably withheld, provided, however, that ENDO may assign its interests, rights, duties, and obligations hereunder to any Affiliate or any successor in interest, including as a result of a merger or acquisition by a third party of substantially all or all of ENDO's assets, or acquisition of fifty percent (50%) of any equity in ENDO, or any reorganization or change in control of ENDO so long as the acquirer and/or surviving organization/entity (i) is a financially capable business entity and (ii) expressly assumes in a Record those interests, rights, duties, and obligations.

19.2 Integration. This Agreement supersedes all prior arrangements and understandings between parties related to the subject matter of this Agreement including, without limitation, the Customer Services Agreement between the parties dated April 1, 1999 and the Warehousing and Distribution Services Agreement between the parties dated June 15, 1999, as amended.

19.3 Force Majeure. Noncompliance with the obligations of this Agreement due to a Force Majeure event shall not constitute a breach of Agreement; provided, however, that if one party to this Agreement claims, for a period of forty-five (45) days, that it is unable to fulfill its obligations hereunder due to the existence of a Force Majeure event, then the other party may elect to terminate this Agreement with immediate effect.

19.4 Severability. If any provision of this Agreement is finally declared null and void, or found to be illegal or unenforceable by a court of competent jurisdiction, both parties shall be relieved of all obligations arising under such provision, but, if capable of performance, the remainder of this Agreement shall not be affected by such declaration or finding.

19.5 Amendment. No modification, extension or release from any provision hereof shall be affected by mutual agreement, acknowledgment, acceptance of contract documents, or otherwise, unless the same shall be in a Record signed or otherwise authenticated by the other party and specifically described as an amendment or extension of this Agreement.

19.6 Arbitration.

     (a) All disputes over the meaning and interpretation of this Agreement shall be resolved by conciliation and non-binding mediation and if such mediation is unsuccessful then such disputes shall be finally settled by an Arbitration Panel comprising of one (1) arbitrator appointed by LHSI and one (1) arbitrator appointed by ENDO, and a Chairman of the Arbitration Panel appointed by the first two (2) arbitrators. Any such arbitration proceeding shall be conducted in accordance with the arbitration rules of the AAA; shall be held in the State of Delaware, unless otherwise agreed by the parties; and the arbitration award shall be final and nonappealable and such award may be entered in any court having jurisdiction.

     (b) In order to initiate procedures for dispute resolution by conciliation, mediation and arbitration either party may give notice to the other in a Record of intention to resolve a dispute, and absent satisfactory resolution, then to arbitrate. Such notice shall contain a statement setting forth the nature of the dispute and the resolution sought. If, within thirty (30) days of such notice a resolution by conciliation between the parties themselves or by mediation has not been achieved to the satisfaction of both parties, and if within sixty
          (60) days from said notice in a Record an Arbitration Panel has not been appointed with an arbitration schedule satisfactory to both parties, then either party may proceed with judicial remedies.

19.7 Notices. All notices required under this Agreement shall be in a Record and shall be effective if delivered to the party entitled to receive the same by hand or if deposited in the United States Mail addressed to such party at the address set forth below.

     If to Endo

          Endo Pharmaceuticals Inc.
          223 Wilmington West Chester Pike
          Chadds Ford, Pennsylvania 19317, U.S.A.
          Attn: Mariann T. MacDonald, Executive Vice President, Operations with a copy to: Osagie Imasogie, General Counsel

     If to: LHSI

          Livingston Healthcare Services, Inc.
          220 Lake Drive
          Newark, Delaware 19702
          Attn: Peter Westermann, President

19.8 Taxes. LHSI shall be responsible for all taxes, including federal, state, and local taxes assessed or assessable against it for the Services performed under this Agreement.

19.9 Governing Law. This Agreement shall be construed according to the laws of the State of Delaware, without reference to its conflict of law rules.

19.10 Counterparts This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.

19.11 Survival. The provisions of this Agreement which by their intent and/or effect are meant to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

WHEREFORE, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the date first above written.

LIVINGSTON HEALTHCARE
SERVICES, INC.                       ENDO PHARMACEUTICALS INC.

By: /s/ Peter Westermann             By: /s/ Mariann T. MacDonald
    ----------------------------         ----------------------------------
Name: Peter Westermann               Name: Mariann T. MacDonald
Title: President                     Title: Executive Vice President, Operations

                                 SCHEDULE A-I

                           ENDO PHARMACEUTICALS INC.
                         BRAND PRODUCT SPECIFICATIONS

                                      ***

                                 SCHEDULE A-I

                           ENDO PHARMACEUTICALS INC.
                        GENERIC PRODUCT SPECIFICATIONS

                                      ***

                                 Schedule A-II

                               Returns Products

                                     Brand

                                      ***

                                 Schedule A-II

                               Returns Products

                                    Generic

                                      ***

                              SCHEDULE B - Part 1

         FEE SCHEDULE FOR CUSTOMER SERVICE AND CHARGEBACK PROCESSING
                       AND ACCOUNTS RECEIVABLE SERVICES

                                      ***

                             SCHEDULE B - PART II

             FEE SCHEDULE FOR WAREHOUSE AND DISTRIBUTION SERVICES

                                      ***

                                  SCHEDULE C

DESCRIPTION OF WAREHOUSE AND DISTRIBUTION SERVICES

The ENDO/LHSI Warehousing and Distribution Agreement services will include the following:

1. Endo, via e-mail, will provide LHSI notification of incoming purchase orders from contracted manufacturers according to established work instructions. LHSI will provide DEA Form 222 to contract manufacturer for purchase of CII pharmaceutical products.

2. LHSI will create Purchase Order in LHSI computer system (LMS) and Customer Service at Memphis Distribution Center (MDC) will issue a DEA Form 222 to contract manufacturer (when applicable).

     Endo will make sure that LHSI is communicated to via e-mail by all manufacturing sites so that LHSI is aware of both international and domestic in-bound transportation from contract manufacturers to LHSI MDC (Memphis Distribution Center). Actual shipment appointments will be arranged between manufacturing site and LHSI. LHSI is not responsible for customs clearance. Dupont will have the ability to e-mail LHSI MDC with inbound shipment activities. Upon completion of receipt process, via e-mail, LHSI MDC to send receipt acknowledgement notice to Dupont so they can close shipments.

3.   LHSI performs receipt of incoming inventory from contract manufacturer.

        . Receiver One sorts, segregates receipt by SKU and Lot Number, Expiration date, counts and enters receipt into LMS in a Quarantine
           (Q) status.
        . Receiver Two re-checks entire receipts and validates both system entry and paper documents in compliance with DEA requirements.
        . Receiver Two also performs RF Scanner put-away functions in Quarantine (Q) status and validates inventory quantity.
        . Supervisor reviews and accepts or modifies any discrepancies in Purchase Order in LMS quantity and inventory received by completing system transaction. LMS quantity on hand is updated and a scheduled EDI inventory receipt will be transmitted to Endo.
        . Supervisor provides copy receiver report to Endo Quality Assurance Associate personnel for review and Quality release. Once product is released, LMS is updated with scheduled updates to SAP.
        . If inventory receipt has discrepancy LHSI is responsible for reporting to Endo Quality Assurance Associate as detailed in work instructions.

4.   Endo to perform QA functions:

        . Endo Quality Assurance Associate personnel (2) will process all appropriate Endo paperwork and provide written approval for release of inventory to be transferred to Good Status. Lot sequence visibility is available via a COGNOS report that has been developed by LHSI. LHSI Supervisor to receive copy of Release Authorization.
        . Endo Quality Assurance Associate personnel will identify inventory required for sample retention. LHSI Supervisor to receive copy of QA documentation.
        . LHSI Supervisor performs LMS system update to record movement of sample retention inventory when required. LMS inventory adjustment is transmitted to SAP.
        . LHSI to provide LMS training and visibility to Endo warehouse inventory within LMS.

5. Endo Corporate will be responsible for communicating in writing the initial changeover to all Endo customers, including, but not limited to, the forwarding of all CII purchase orders and DEA Form 222 to LHSI MDC. The Endo Customer Service function that will be performed by LHSI as specified elsewhere in this Agreement, will proactively communicate all changes in distribution to customers as a follow-up to the initial communication.

6. LHSI to process orders for CII products from LHSI Memphis Distribution Center (MDC) within Controlled Area:
          . LHSI Supervisor or designate will validate all data on DEA Form 222 prior to processing order.
          . LHSI order entry personnel will enter order into SAP. To improve efficiencies a second check of all CII orders will be done, prior to being released through the interface to LMS per Work Instructions. SAP CII report can be utilized for this check.
          . SAP will process order and transmits order to LMS according to agreed upon schedule. LMS will accept electronic order and validate customer DEA information and product information, prior to transmitting to LMS Warehouse Management System for processing. If a change to an order is required, the change must be made manually according to Work Instructions, both in LMS and SAP.
          . LHSI Supervisor to compare pick document to original DEA Form 222.
          . LMS system to process order and allocate inventory based on Endo's
            FIFO requirements. The limited exceptions to this rule flow from the desire to never have more than two lots open at a given time while accommodating LHSI system limitations. Specifically, if successive lots arrive at MDC which expire before lots already received at MDC, the MDC will complete the lot it is currently shipping. Then the MDC will be permitted to select as the next lot to ship as the lot with the shortest shelf life. In addition, if Quality Assurance Associate puts a lot on Hold at any time, the MDC will be permitted to ship from the next lot with the shortest shelf life. If that same lot on Hold gets released, the MDC will complete the lot it is currently shipping from and then will be permitted to select the next lot to ship from with the shortest shelf life. Inventory allocation control will be achieved through the use of WMS hold reason codes and Cognos report.
          . Picker One - picks and stages order utilizing RF scanner.
          . Picker Two - rechecks the pick and validates the staged order to the original pick document.
          . Packer will package order per mutually agreed upon Work
            Instructions. Endo packing slip will be enclosed within carton for CII orders. The pack slip will be standard LHSI pack slip with Endo name appearing along the top of the document.
          . Shipper will process all orders through carrier shipment terminals.
            Initially, MDC authorized FTE will enter pertinent information directly into SAP. Future functionality will allow LHSI new Transportation Management System to electronically provide shipment data via EDI.
          . LHSI designate will perform dispatch function when carrier arrives for outbound pick-up.
          . LHSI will transmit sales order confirmation to LMS Order Management
            System - which will transmit agreed upon data to SAP. Scheduled transmission will be performed every hour.
          . Normal daily order cut-off times for same day processing and shipping is 3:00pm Central Standard Time (4:00pm Eastern Standard
            Time).All orders received after these cut-off times will be processed and shipped the very next business day. During peak times (i.e. promotions, backorder processing or unusual customer demands) order priorities will have to be reviewed and approved by Customer Service. All controlled substance orders should not be in transit for more than 2 days. At a minimum, all shipments to customers, with the exception of backorders, will be delivered within 8 business days from receipt of order. These requirements will be reviewed and revised if needed at the end of the 1st full quarter of shipments.
          . Carrier service levels to be determined (i.e. last Fed Ex pick-up
            11:30 PM CST)
          . Emergency orders must be shipped according to Work Instructions.
          . Federal Express/UPS labels will be provided to those customers that request them to send CII orders in to the MDC. The Customer Service Order Entry personnel at the MDC will be responsible for this service.

7.   LHSI to process orders for CIII-CV at LHSI Memphis Distribution Center
     (MDC) within appropriate designated working stations within cage area:
          . SAP will process orders and transmits order to LMS. LMS will validate customer DEA information and product information prior to transmitting to LHSI's Warehouse Management System (WMS) for processing.
          . LMS system to process order and allocate inventory based on Endo's
            FIFO requirements. The limited exceptions to this rule flow from the desire to never have more than two lots open at a given time while accommodating LHSI system limitations. Specifically, if successive lots arrive at MDC which expire before lots already received at MDC, the MDC will complete the lot it is currently shipping. Then the MDC will be permitted to select as the next lot to ship as the lot with the shortest shelf life. In addition, if Quality Assurance Associate puts a lot on Hold at any time, the MDC will be permitted to ship from the next lot with the shortest shelf life. If that same lot on Hold gets released, the MDC will complete the lot it is currently shipping from and then will be permitted to select the next lot to ship from with the shortest shelf life. Inventory allocation control will be achieved through the use of WMS hold reason codes and Cognos report.
          . Picker One - picks and stages order utilizing RF scanner.
          . Picker Two - validates the staged order to the original pick document
          . Packer will package order per mutually agreed upon Work
            Instructions. Endo packing slip will be enclosed within carton for all CIII-CV orders.
          . Shipper will process all orders through carrier shipment terminals.
            Initially, MDC authorized FTE will enter pertinent information directly into SAP. Future functionality will allow LHSI new Transportation Management System to electronically provide shipment data via EDI.
          . LHSI designate will perform dispatch function when carrier arrives. . LHSI will transmit sales order confirmation to LHSI's Order
            Management System (OMS) and then transmitting agreed upon data to SAP Scheduled transmission would be performed every hour.
          . Normal daily order cut-off times for same day processing and shipping is 3:00pm Central Standard Time (4:00pm Eastern Standard
            Time). All orders received after these cut-off times will be processed and shipped the very next business day. During peak times (i.e. promotions, backorder processing or unusual customer demands) order priorities will have to be reviewed and approved by Customer Service. All controlled substance orders should not be in transit for more than 2 days. At a minimum, all shipments to customers, with the exception of backorders, will be delivered within 8 business days from receipt of order. These requirements will be reviewed and revised if needed at the end of the 1st full quarter of shipments.
          . Carrier service levels to be determined (i.e. last Fed Ex pick-up
            11:30 PM CST)
          . Emergency orders must be shipped according to Work Instructions.

8. LHSI to process orders for Rx at LHSI Memphis Distribution Center (MDC) within appropriate designated working stations within warehouse area:
          . SAP will process order and transmits order to LMS. LMS will validate customer DEA information and product information prior to transmitting to WMS for processing.
          . LMS system to process order and allocate inventory based on Endo's
            FIFO requirements. The limited exceptions to this rule flow from the desire to never have more than two lots open at a given time while accommodating LHSI system limitations. Specifically, if successive lots arrive at MDC which expire before lots already received at MDC, the MDC will complete the lot it is currently shipping. Then the MDC will be permitted to select as the next lot to ship as the lot with the shortest shelf life. In addition, if Quality Assurance Associate puts a lot on Hold at any time, the MDC will be permitted to ship from the next lot with the shortest shelf life. If that same lot on Hold gets released, the MDC will complete the lot it is currently shipping from and then will be permitted to select the next lot to ship from with the shortest shelf life. Inventory allocation control will be achieved through the use of WMS hold reason codes and Cognos report. Picker One - picks and stages order utilizing RF scanner.

          . Picker Two - validates the staged order to the original pick document
          . Packer will package order per mutually agreed upon Work
            Instructions. Endo packing slip will be enclosed within carton for all Rx orders.
          . Shipper will process all orders through carrier shipment terminals.
            Initially, MDC authorized FTE will enter pertinent information directly into SAP. Future functionality will allow LHSI new Transportation Management System to electronically provide shipment data via EDI.
          . LHSI designate will perform dispatch function when carrier arrives. . LHSI will transmit sales order confirmation to LMS/OMS and then transmit agreed upon data to SAP Scheduled transmission will be performed every hour.
          . Normal daily order cut-off times for same day processing and shipping is 3:00pm Central Standard Time (4:00pm Eastern Standard
            Time).All orders received after these cut-off times will be processed and shipped the very next business day. During peak times (i.e. promotions, backorder processing or unusual customer demands) order priorities will have to be reviewed and approved by Customer Service. All controlled substance orders should not be in transit for more than 2 days. At a minimum, all shipments to customers, with the exception of backorders, will be delivered within 8 business days from receipt of order. These requirements will be reviewed and revised if needed at the end of the 1st full quarter of shipments.
          . Carrier service levels to be determined (i.e. last Fed Ex pick-up
            11:30 PM CST)
          . Emergency orders must be shipped according to Work Instructions.

9. LHSI MDC to process all other types of orders (same classes as above) according to above and Work Instructions (i.e. promotions, clinical study orders, stock fulfillment orders, shortdated orders).

10. All Endo backorders, when product is released, will be processed according to Work Instructions.

11. Endo Pharmaceuticals will be adding new products to its portfolio and LHSI MDC will be responsible for providing all services described in this scope for any and all new products, provided that these products require same type of PDMA storage specifications as existing products.

12. LHSI MDC must comply with special customer order requirements such as dating; ship requests will be passed through interface via customer notes.

13.  LHSI to perform transportation management for Endo for all outbound orders.

          . Carrier selection to be mutually agreed upon by Endo and LHSI . LHSI to perform random audit of freight invoices.
          . LHSI to manage freight payments and audits.
          . LHSI to conduct carrier performance audits.

14. LHSI to perform the following Inventory Control functions utilizing segregation of duties:
          . Complete redundancy (double check) of receiving and picking functions for controlled substances (i.e. Receiver 1, Receiver 2 and Put Away checks). For ambient products Receiver 1 checks and then a Put Away check as well.
          . LHSI Supervisor will validate all inbound receipts and all internal product movement.
          . LMS to provide a previous workday ending inventory update to SAP by
            8:00 AM EST each morning.
          . LHSI to perform daily physical inventory count on all active controlled substance lots and locations.
          . LHSI to perform non-controlled inventory cycle counts 8% (1/12) of location per day.
          . LHSI MDC Managers (Director., Distribution Center Manager, Office
            Manager) is solely authorized to approve inventory adjustments of controlled substances.
          . LMS RF functionality electronically restricts warehouse personnel access to proper warehouse zones.

          . Control cage card access limits LHSI employees access to controlled areas.
          . If inventory receipt has discrepancy, LHSI is responsible for reporting to Endo Quality Assurance Associate as detailed in Work Instructions.
          . LHSI MDC is responsible for investigating shortages, incorrect shipments, and reporting to Customer Service according to Work Instructions.

15.  LHSI to perform DEA/ARCOS Compliance Validation and ARCOS Reporting:
          . All daily receiving and shipping documents to be maintained in a secured area outside of control cage.
          . DEA Daily Edit Report of LMS controlled substance transactions will be generated next business day. This report contains all LMS DEA transactions performed the previous day.
          . LHSI non-controlled substance Warehouse Associate will validate the official receiving and shipping documents to the DEA Daily Edit Report.
          . LHSI does perform a monthly product reconciliation for all classes of controlled substances comparing a report of monthly DEA transactions to the month end physical inventory. This ensures the DEA electronic file confirms the physical inventory.
          . LHSI will perform quarterly ARCOS transmissions of all activity.

16. LHSI will manage the handling and processing of short-dated, damaged or expired inventory on behalf of Endo to be sold to Pharmacy Solutions, Inc:
          . LHSI to submit inventory report itemizing product, quantities and lot and category of product.
          . Endo Customer Service Manager or designate and Quality &Compliance to approve request for destruction. Order entry for destruction orders will be perform solely within LMS OMS/WMS processes. LMS will validate Pharmacy Solutions, Inc. as the customer, product information and quantity prior to transmitting to WMS for processing.
          . If CII product is involved, LHSI will contact Pharmacy Solutions,
            Inc. and request them to issue DEA Form 222. LHSI Supervisor will compare pick document to original DEA Form 222.
          . LHSI will process the order as outlined above.
          . LHSI will process all product destructions according to all DEA guidelines.
          . LHSI will provide Endo Quality Assurance Associate with copies of
            Pharmacy Solution acknowledgement documentation.
          . LHSI destruction process will be audited and reviewed from time to time by Endo Quality Assurance Associate.

17. LHSI will manage receipt, handling and processing of all authorized returns.
          . Endo Customer Service and Distribution will process all authorization requests for return merchandise based on Endo Returns Policy and according to Customer Service Work Instructions.
          . If in-date product is returned (i.e. mis-shipment,), that product can be put back into inventory after Endo Quality Assurance Associate approves.
          . LHSI will receive and process return based on mutually agreed upon
            Work Instructions.
          . LHSI will store return merchandise in designated area under Quarantined status until authorized by Endo (Customer Service Manager or designate and on-site Quality Associate for destruction as detailed in Work Instructions.
          . If CII product is involved, LHSI warehouse operator will send customer a DEA Form 222 so that customer can return product.
          . Process for destruction is outlined above.
          . All returns should be processed within 5 working days from the date of receipt.
          . LHSI will be required to process all full container returns. Full container is defined, as original manufactures seal intact. In the event of a partial container receipt, LHSI will be required to perform manually regulatory reporting requirement. LHSI will be responsible for keying partial return credit in SAP system.

          . Returned Products to be received, handled and processed are specified on Schedule A-I and A-II.

18. LHSI will provide a Shipping History Report by Lot Number, by customer should a Recall be issued by Endo. LHSI will assist in executing recall i.e. communication to customers, and receipt of product in controlled area according to Endo's Recall policy as a special project.

DESCRIPTION OF LHSI WAREHOUSE FACILITY

1. LHSI to provide PDMA/DEA compliant space for 800 pallet vault, 500 pallet cage and 1000 ambient pallet positions at 1910 Danielson Road, Memphis, Tennessee 38114.
2. LHSI to provide security systems to include cameras located in the receiving, vault, cage and shipping areas; video, limited ID card access to controlled areas, and pocketless uniforms.
3. LHSI to provide designated office space complete with furniture, telephones and Personal Computers for Endo Quality Assurance Associate and LHSI Order Entry personnel.
4. LHSI to provide warehouse space and storage for 4 pallets of refrigerated CII, ambient control for remaining products.
5. LHSI to provide warehouse equipment (forklifts, racking, RF scanners, pick lines, carrier terminals, communication lines, and terminal hardware).
6.   LHSI to provide secure trucking lounge for truckers.
7. Upon completion of construction of MDC, Endo and LHSI should review and agree on location of security cameras and overall state of security in general.
8. Emergency after hour on-call beeper is available. Emergency orders will be processed as per work instructions

DESCRIPTION OF INFORMATION TECHNOLOGY SERVICES
1. LHSI will provide LMS2000 platform for warehouse management functions and train appropriate Endo QA personnel.
2. LHSI will participate in the project management, design, and development of LMS2000 interface with SAP.
3. LHSI will provide LMS2000 test environment and participating in interface validation.
4. Endo will provide SAP test environment and participate in interface validation.
5. LHSI will provide terminal hardware, software and connectivity for Endo Quality Assurance Associate personnel and LHSI order entry associate.
6. This document contains many statements that refer to EDI Transmission and RF functionality. The following is a definition of these statements and how they will be applied through out LHSI applications and this document:
     . EDI Inbound and Outbound transmissions will be scheduled every hour between the hours of 8:30AM to 11:30PM EST, or more often as agreed upon.
     . RF is defined in many of LHSI day- to-day activities. In the event of system failure, LHSI will perform receipts, put away, stock move and picking utilizing workstation and paper. The workstation / paper mode is fully capable of performing the same task and providing the same results.

DESCRIPTION OF HUMAN RESOURCE SERVICES
1. LHSI to recruit, hire and train appropriate LHSI personnel to provide the Services.
2.   LHSI will conduct background checks on new LHSI employees.
3. LHSI will perform initial drug testing and conduct random drug testing of all active employees.
4. Endo to provide LHSI Hold Harmless Agreement for Endo Quality Assurance Associate personnel stationed at LHSI Memphis Distribution Center.
5. Endo Quality Assurance Associate personnel will adhere to all LHSI employee policies and have access to Memphis facility limited to standard business hours of operation.
6.   LHSI to assist Endo in the recruiting process for Quality Assurance
     Associate.
7. LHSI to provide limited access to controlled areas (vault and cage) and only limited employees will be able to work those areas.
8.   LHSI will adhere to the required GMP, DEA, OSHA AND EPA regulations.

      DESCRIPTION OF CUSTOMER SERVICE AND CHARGEBACK PROCESSING SERVICES
      -------------------------------------------------------------------
                       AND ACCOUNTS RECEIVABLE SERVICES
                       --------------------------------

The ENDO/LHSI Customer Service, Chargeback Processing and Accounts Receivable implementation will include the following:

1. Endo will provide LHSI access to SAP to perform Customer Service, the processing of chargebacks, returns and Accounts Receivable services.

2. LHSI will supply the necessary phone lines to handle customer inquiries and process orders by phone or fax.

               - seamless transfer of customer medical information calls to appropriate Endo personnel
               -  seamless transfer of customer calls to Endo corporate
               - seamless transfer of customer calls regarding customer complaints to appropriate Endo personnel
               -  handle peak times

3. LHSI will provide an address for mail orders and any other correspondence that should be directed to LHSI.

4. Endo will handle all initial EDI setup, in conjunction with LHSI, using SAP. Current EDI transactions supported are purchase orders, chargebacks, chargeback reconciliation, invoicing and award notifications. All future EDI transactions and/or customer additions to existing accounts will be handled by ENDO in conjunction with LHSI. Initial EDI training for LHSI will be provided at Endo's expense and is included in the start-up fee. LHSI is responsible for the following:

               -  monitoring EDI error reports
               - recording customer calls regarding EDI inquiries and/or problems
               - communicating on a daily basis to Endo any inquiries and/or problems

5. LHSI will be responsible for communicating the initial changeover to all Endo customers which will include changes such as telephone numbers, addresses, changes in returns processing, etc.

6. Endo will establish protocols with LHSI's Memphis Distribution Center ("MDC") to handle CII narcotics orders (DEA form #222). LHSI's MDC Customer Service Representative will be responsible for entering all CII orders in SAP at the LHSI MDC. LHSI Customer Service will have access to all order information related to CII orders to be able to respond to customer inquiries.

7. The MDC will provide ship confirmation and shipment tracking information to SAP so that LHSI can inform customers of order ship dates.

8. The MDC will provide inventory information to SAP so that LHSI has access to on hand inventory, and product in quarantine.

9. LHSI, in the absence of electronic invoicing, will mail invoices to Endo's customers. Postage costs will be passed on to Endo.

10. LHSI will provide the staffing and training necessary to conduct the following customer service and chargeback functions:
     .    Call Management to include
          . Primary contact for customers, responding to all customer inquiries within 24 hours. It is assumed that a LHSI customer service representative will answer all customer calls and handle according to established work procedures.
             .  Customer service hours to be from 8:00 am - 6:00 pm
             .  Emergency calls - Beeper coverage, numbers referenced.
                It is assumed that ENDO will require the MDC to have someone available to respond. Time spent for emergency response will be charged at the Agreed overtime rate.
             .  Order inquiries
             .  Shipping errors
             .  Product complaints
             .  Return authorizations (CIIs only) Forms faxed for others.
             .  Chargeback inquiries
             .  Invoice inquiries
             .  Pricing inquiries
             .  PODs
             . Adverse Events forwarded to appropriate Endo personnel as detailed in work procedures.
             . Emergency calls - Beeper coverage. It is assumed that ENDO will require the MDC to have someone available to respond

          .  Telephone Metrics
             .  Report customer calls outlined in work procedures daily.
             .  Inbound calls
                .  Number of calls
                .  Number of Abandoned calls
                .  Average speed of answer
                .  Duration of call
                .  Types of calls (i.e. medical affairs vs customer service)

       .  Outbound calls
          .  Number of calls
          .  Average duration of call
          .  Hourly report (to monitor peak times for proper coverage)

..    Order Entry (except CIIs), Maintenance (except CIIs) and processing of all orders to include
    .  Customer number verification
    . Validation of valid DEA license and schedule verification, valid state license, credit checks
    .  Order modifications
    .  Excessive order checks
    .  NDC and pricing checks
    .  New business checks (new item purchased)
    .  Trade Show orders
    .  Promotional orders
    .  Export orders
    .  Drop shipments
    .  Rush orders
    .  Re-work on orders (i.e. damages, order entry errors, etc)
    .  Shortdated orders, overstock orders
    .  Clinical study orders
    .  Product complaints - credit/product replacement
    .  PODs
    .  Physician personal use units according to Stock Fulfillment procedure
    .  Donations

..   LHSI will be responsible for backorder management and processing
       . Handle backorders according to customers' request (customer's cancellation policies)
       . Proactively advise customer of all backorders and expected delivery dates whether EDI or manual order (assuming SAP or Endo can provide this information)
       .  Work with MDC to prioritize backorder shipments
       .  Handle according to Endo's procedures and work instructions
       .  Participate in weekly backorder meetings with Endo

.. LHSI will be responsible for Customer and Product Master file maintenance to include but not be limited to:
   . Assistance with initial file loads of Customer Master profiles, including drop ships
   .  New account setups
   .  DEA updates
   .  Salesman updates
   .  Customer/Product eligibility

.. LHSI will be responsible for the preparation of letters to customers for DEA license 30 days before expiration. LHSI will also be responsible for maintaining copies of all applicable customer licenses, including DEA licenses.

..  Day end activity reporting (assumes SAP generated)

..  Customer invoicing (assume SAP generated) to include
   .  Processing of all Invoices
   .  Processing of price equalizations
   . Processing of return credits, including electronic and manual processing . Processing of all credits, including electronic and manual processing
   .  LHSI will work with Endo to have invoices printed

..  Chargeback validation, processing and reconciliation to include:
   . 72 hour turn around time (credit to customer) The assumption is that at least 90% of the transactions are via EDI
   .  Handle all inquiries from customers related to chargebacks
   .  Manual entry of chargebacks
   .  Assist in resolving all chargeback errors with wholesaler customers
   .  ENDO is responsible for Group membership and wholesaler updates
   . Primary conduit for National Account Executives for all customer inquiries or requests regarding chargebacks

..  Return Authorizations
   . Handled return authorizations according to Endo Returns Policy and Procedures

..  Promotions
   . LHSI will be responsible for mailings/fax explosions for new product launches and promotions. This activity will be on an accessorial basis.

       . LHSI will proactively call accounts to build an awareness of promotions/new product launches. This activity will be on an accessorial basis.

11.  LHSI will be responsible for Accounts Receivable for Endo which includes:
     . Deposits
     . Cash Management and Application
     . Adjustments
       . Short Payments
       . Cash Discounts
       . Payments on Accounts
       . Credits/Debits
       . Chargebacks
       . Write Offs
       . Slow Payer's
     . Collections Management and Deductions/Dispute Resolution
     . Reporting
     . ENDO is responsible for credit management (e.g., establishing customer credit limits, placing and releasing customer orders on credit hold).

12.  MDC will be responsible for all ARCOS reporting and tracking.

13.  LHSI will allow Endo to do random checks on how customer calls are handled.

14. Endo will be responsible for all contracts, pricing and rebate administration, including Medicaid (assumes on SAP).

15. LHSI will be responsible for Record Retention for all services Agreed upon in accordance with the Work Instructions as well as those Record Retention services described in the Agreement.


KEY ASSUMPTIONS:

..  LHSI does not provide support for SAP.

..  ENDO will provide help desk support for SAP.

.. ENDO's customer base will contain only customers holding current state and federal licenses to distribute pharmaceuticals (e.g. DEA license, wholesaler distribution license).

.. Endo will allow LHSI personnel to access these customer files, current policies and procedures for the purpose of conducting business according to the work procedures established.

..  Endo will pay for all SAP licenses agreements for LHSI.

.. Endo to assist in training for all customer service, accounts receivable and chargeback personnel to meet their requirements. LHSI will be responsible for identifying Super Users for ongoing internal training needs.

..  Endo will own the dedicated 800 phone number (s) and fax number (s)

   Endo, with input from LHSI, will be responsible for producing the Work Instructions that will be necessary to conduct business for Endo. LHSI will be responsible for ensuring that work procedures are followed when performing the above services.

.. LHSI will participate in any system validation of SAP that pertains to work processes.

.. LHSI, with input from Endo, will be responsible for interviewing and hiring staff needed to perform such services. Initial staffing of resources is as follows:

     .  Customer Service
          . 1 Supervisor
          . 5 CMAs
     . Accounts Receivable
          . 2 A/R Administrators
          . .25 Supervisor
     .         Chargebacks
          . 2 full time chargeback administrators
     Future staff requirements will be determined by LHSI and Endo.

LHSI will ensure that it is in compliance with all DEA, PDMA, FDA, local/state regulatory requirements at all times, as it relates to services being provided.

LHSI will participate in weekly operational discussions with Endo to review any exceptions, issues or changes in service standards.

Endo will handle all initial and on-going EDI setup in conjunction with LHSI using SAP. Current EDI transactions supported are purchase orders, chargebacks, chargeback reconciliation, invoicing and award notifications.

LHSI and Endo will be responsible for ensuring that the network connectivity works; ENDO will pay for all one time and on-going costs associated with the connectivity for SAP.

LHSI workstations will be used and Endo will supply the SAP ENDO for each workstation.

               DESCRIPTION OF WAREHOUSE AND DISTRIBUTION SERVICES
               --------------------------------------------------

The ENDO/LHSI Warehousing and Distribution Agreement services will include the following:

1. Endo, via e-mail, will provide LHSI notification of incoming purchase orders from contracted manufacturers according to established work instructions. LHSI will provide DEA Form 222 to contract manufacturer for purchase of CII pharmaceutical products.

2. LHSI will create Purchase Order in LHSI's computer system (LMS) and Customer Service at Memphis Distribution Center (MDC) will issue a DEA Form 222 to contract manufacturer (when applicable).

     Endo will make sure that LHSI is communicated to via e-mail by all manufacturing sites so that LHSI is aware of both international and domestic in-bound transportation from contract manufacturers to LHSI MDC. Actual shipment appointments will be arranged between manufacturing site and LHSI . LHSI is not responsible for customs clearance. Dupont may be able to send ASN and then LHSI will need to send receipt notice so that Dupont can close shipments.

3.   LHSI performs receipt of incoming inventory from contract manufacturer. -

          .    Receiver One sorts, segregates receipt by SKU and Lot Number,
             Expiration date, counts and enters receipt into LMS in a Quarantine status. If the lot number and/or expiration date is not in sequence the LMS System will trigger a flag.
          .    Receiver Two re-checks entire receipt and validates both system entry and paper documents in compliance with DEA requirements.
          .    Warehouse Associate prepares RF Scanner put-away functions in Q status and validates inventory quantity.
          .    Supervisor reviews and accepts or modifies any discrepancies in
             Purchase Order in LMS quantity and inventory received by completing system transaction. LMS is updated with scheduled updates to SAP.
          .    Supervisor provides copy receiver report to Endo Quality
             Assurance Associate personnel for review and Quality release. Once product is released LMS is updated with scheduled updates to SAP.
          .    If inventory receipt has discrepancy LHSI is responsible for reporting to Endo Quality Assurance Associate as detailed in work instructions.

4.   Endo to perform QA functions:

          . Endo Quality Assurance Associate personnel (2) will process all appropriate Endo paperwork and provide written approval for release to Good Status. LHSI Supervisor to receive copy of Release Authorization.

          . Endo Quality Assurance Associate personnel will identify inventory required for sample retention. LHSI Supervisor to receive copy of QA documentation.

          . LHSI Supervisor performs LMS system update to record movement of sample retention inventory when required. LMS inventory adjustment is transmitted to SAP.

          . LHSI to provide LMS training and visibility to Endo warehouse inventory within LMS.

5. Endo Corporate will be responsible for communicating in writing the initial changeover to all Endo customers, including, but not limited to, the forwarding of all CII purchase orders and DEA Form 222 to LHSI MDC. The Endo Customer Service function (which will be performed by LHSI as specified elsewhere in this Agreement) will proactively communicate all changes in distribution to customers as a follow to the initial communication.

6. LHSI to process orders for CII products from LHSI Memphis Distribution Center (MDC) within Controlled Area:
          . LHSI Supervisor or designate will validate all data on DEA Form 222 prior to processing order.
          . LHSI order entry personnel will enter order into SAP. To improve efficiencies a second check of all CII orders will be done, prior to being released through the interface to LMS per Work Instructions. SAP CII report can be utilized for this check.
          . SAP will process order and transmits order to LMS according to agreed upon schedule. LMS will accept electronic order and validate customer DEA information and product information prior to transmitting to LMS Warehouse Management System for processing. If a change to an order is required, the change must be made manually according to Work Instructions, both in LMS and SAP.
          . LHSI Supervisor to compare order pick document to original DEA Form 222.
          . LMS system to process order and allocate inventory based on Endo's requirement that lots of a given Product which expire first be shipped first. The limited exceptions to this rule flow from the desire to minimize the number of lots from which shipments are being made at any one time, and are as follows: First, if successive lots arrive at MDC with expiration dating showing that they expire sooner than a lot already received at MDC and from which shipments are already being made, the MDC will continue to ship the remainder of the lot it is currently shipping, but then select as the next lot to ship that lot which has the least time remaining until its expiration date. Second, if Quality Assurance Associate puts a lot on hold at any time, the MDC should select from the remaining lots the lot which will expire first and ship from it. If the lot on hold then gets released, the MDC should complete shipments from the lot it is currently shipping,and then select the lot which was on hold as the lot to ship from if it will expire before any of the then-remaining lots. However, if other lots will expire before the lot which was on hold, those lots should be shipped first, and the lot which was on hold will be shipped when its turn comes up in the sequence of expiration dates.
          .  Picker One - picks and stages order utilizing RF scanner.
          . Picker Two - rechecks the pick and validates the staged order to the original pick document.
          . Packer will package order per mutually agreed upon Work Instructions. Endo packing slip will be enclosed within carton for CII orders
          . Shipper will process all order through carrier shipment terminals. Shipper will enter tracking number into Warehouse Management System Bill of Lading maintenance function.
          . LHSI designate will perform dispatch function when carrier arrives for outbound pick-up.
          . LHSI will transmit sales order confirmation to LMS Order Management System -which will transmit agreed upon data to SAP. (real-time)
          . Daily Order Cut-off times for same day processing are to be determined (i.e. end of month peak processing). Order turn around times need to be determined as well. (Today order is guaranteed for 2-day delivery.)
          . Carrier service levels to be determined (i.e. last Fed Ex pull 11:30 PM)
          .  Emergency orders must be shipped according to Work Instructions.
          . Federal Express labels will be provided to those customers that request them to send CII orders in to the MDC. The Customer Service Order Entry personnel at the MDC will be responsible for this service.

7.   LHSI to process orders for CIII-CV at LHSI Memphis Distribution Center
     (MDC) within appropriate designated working stations within cage area:
          . SAP will process order and transmits order to LMS. LMS will validate customer DEA information and product information prior to transmitting to the WMS portion of LHSI's LMS for processing.
          .  LMS system to process order and allocate inventory based on Endo's
             FIFO requirement. (i.e.. If successive lots arrive at MDC with less expiration dating than lots already received at MDC the MDC will complete the lot it is currently shipping and then select the next lot to ship utilizing the least expiration date. In addition, if Quality Assurance Associate puts a lot on hold at any time, the MDC should ship from the next lot with the lowest expiration date. If that same lot on hold gets released the MDC should complete the lot it is currently shipping from and then select the next lot to ship from utilizing the least expiration date.

          .  Picker One - picks and stages order utilizing RF scanner.
          . Picker Two - validates the staged order to the original pick document
          . Packer will package order per mutually agreed upon Work Instructions. Endo packing slip will be enclosed within carton for all CIII-CV orders.
          . Shipper will process all order through carrier shipment terminals. Shipper will enter tracking number into WMS Bill of Lading maintenance function.
          . LHSI designate will perform dispatch function when carrier arrives. . LHSI will transmit sales order confirmation to the OMS portion of
             LHSI's LMS and then transmitting agreed upon data to SAP. (real-time)
          . Daily Order Cut-off to be determined (i.e. end of month peak processing). Order turn around times need to be determined as well.
          . Carrier service levels to be determined (i.e. last Fed Ex pull 11:30 PM)
          .  Emergency orders must be shipped according to Work Instructions.

8. LHSI to process orders for Rx at LHSI Memphis Distribution Center (MDC) within appropriate designated working stations within warehouse area :
          . SAP will process order and transmits order to LMS. LMS will validate customer DEA information and product information prior to transmitting to WMS for processing.

          . LMS system to process order and allocate inventory based on Endo's FIFO requirement. (i.e. . If successive lots arrive at MDC with less expiration dating than lots already received at MDC the MDC will complete the lot it is currently shipping and then select the next lot to ship utilizing the least expiration date. In addition, if Quality Assurance Associate puts a lot on hold at any time, the MDC should ship from the next lot with the lowest expiration date. If that same lot on hold gets released the MDC should complete the lot it is currently shipping from and then select the next lot to ship from utilizing the least expiration date.)

          .  Picker One - picks and stages order utilizing RF scanner.
          . Picker Two - validates the staged order to the original pick document
          . Packer will package order per mutually agreed upon Work Instructions. Endo packing slip will be enclosed within carton for all Rx orders.
          . Shipper will process all order through carrier shipment terminals. Shipper will enter tracking number into WMS Bill of Lading maintenance function.
          . LHSI designate will perform dispatch function when carrier arrives. . LHSI will transmit sales order confirmation to LMS/OMS and then transmit agreed upon data to SAP. (real-time)
          . Daily Order Cut-off to be determined (i.e. end of month peak processing). Order turn around times need to be determined as well.
          . Carrier service levels to be determined (i.e. last Fed Ex pull 11:30 PM)
          .  Emergency orders must be shipped according to Work Instructions.

9. LHSI MDC to process all other types of orders (same classes as above) according to above and Work Instructions (i.e. promotions, clinical study orders, stock fulfillment orders, shortdated orders).

10. All Endo backorders, when product is released, will be processed according to Work Instructions.

11. Endo Pharmaceuticals will be adding new products to its portfolio and LHSI MDC will be responsible for providing all services described in this scope for any and all new products.

12. LHSI MDC must comply with special customer order requirements such as dating, ship requests will be passed through interface via customer notes.

13. LHSI to perform transportation management for Endo for all outbound orders. . LHSI to perform carrier selection based on Endo guidelines.

          .  LHSI to perform random audit of freight invoices.
          .  LHSI to manage freight payments and audits.
          .  LHSI to conduct carrier performance audits.

14. LHSI to perform the following Inventory Control functions utilizing segregation of duties:

          . Complete redundancy (double check) of receiving and picking functions for controlled substances (i.e. Receiver 1, Receiver 2 and Put Away checks) For ambient products Receiver 1 checks and then there is a Put Away check as well.
          . LHSI Supervisor will validate all inbound receipts and all internal product movement.
          .  LMS to provide day end inventory update to SAP.
          . LHSI to perform daily physical inventory count on all active controlled substance lots and locations.
          . LHSI to perform non-controlled inventory cycle counts 8% (1/12) of location per day.
          . LHSI MDC Manager is solely authorized to approve inventory adjustments of controlled substances.
          . LMS RF functionality electronically restricts warehouse personnel access to proper warehouse zones.
          . Control cage card access limits LHSI employees access to controlled areas.
          . If inventory receipt has discrepancy, LHSI is responsible for reporting to Endo Quality Assurance Associate as detailed in Work Instructions.
          . LHSI MDC is responsible for investigating shortages, incorrect shipments, and reporting to Customer Service according to Work Instructions.

15.  LHSI to perform DEA/ARCOS Compliance Validation and ARCOS Reporting:
          . All daily receiving and shipping documents to be maintained in a secured area outside of control cage.
          . DEA Daily Edit Report of LMS controlled substance transactions will be generated next business day. This report contains all LMS DEA transactions performed the previous day.
          . LHSI non-controlled substance Warehouse Associate will validate the official receiving and shipping documents to the DEA Daily Edit Report.
          . LHSI does perform a monthly product reconciliation for all classes of controlled substances comparing a report of monthly DEA transactions to the month end physical inventory. This ensures the DEA electronic file confirms the physical inventory.
          .  LHSI will perform quarterly ARCOS transmissions of all activity.

16. LHSI will manage the handling and processing of short-dated, damaged or expired inventory on behalf of Endo to be sold to Pharmacy Solutions, Inc
          . LHSI to submit inventory report itemizing product, quantities and lot and category of product.
          . Endo Customer service and Quality &Compliance to approve request for destruction.
          .  LHSI order entry personnel will enter order into SAP.
          . SAP will process order and transmits order to LMS. LMS will validate Pharmacy Solutions, Inc. as the customer, product information and quantity prior to transmitting to WMS for processing.
          . If CII product is involved, LHSI will contact Pharmacy Solutions, Inc. and request them to issue DEA Form 222. LHSI Supervisor will compare pick document to original DEA Form 222.
          .  LHSI will process the order as outlined above.
          . LHSI will process all product destructions according to all DEA guidelines.
          . LHSI destruction process will be audited and reviewed from time to time by Endo Quality Assurance Associate.

17. LHSI will manage receipt, handling and processing of all authorized returns.

          . Endo's Customer Service function (which will at least initially be performed by LHSI pursuant to the Agreement) will process all authorization requests for return merchandise based on existing Endo Returns Policy and according to Customer Service Work Instructions
          . If indate product is returned (i.e. mis-shipment,), that product can be put back into inventory after Endo Quality Assurance Associate approves.

          . LHSI will receive and process return based on mutually agreed upon Work Instructions.
          . LHSI will store return merchandise in designated area under Quarantined status until authorized by Endo (Customer service and
             Quality) for destruction as detailed in Work Instructions.
          .  If CII product is involved, LHSI warehouse operator will send customer a DEA Form 222 so that customer can return product.
          .  Process for destruction is outlined above.
          . All returns should be processed within 2 days from the date of receipt.
          . Partial returns received by LHSI will have to be handled manually by LHSI.

18. LHSI will provide a Shipping History Report by Lot Number, by customer should a Recall be issued by Endo. LHSI will assist in executing recall i.e. communication to customers, and receipt of product in controlled area according to Endo's Recall policy.



DESCRIPTION OF LHSI WAREHOUSE FACILITY

1. LHSI to provide PDMA/DEA compliant space for 800 pallet vault, 500 pallet cage and 1000 ambient pallet positions at 1910 Danielson Road, Memphis, Tennessee 38114.
2. LHSI to provide security systems to include cameras located in the receiving, vault, cage and shipping areas; video, limited ID card access to controlled areas, and pocketless uniforms.
3. LHSI to provide designated office space (complete with furniture and phones) for Endo Quality Assurance Associate personnel.
4. LHSI to provide warehouse space for storage of refrigerated and ambient control and non-controlled sample retention inventory.
5. LHSI to provide warehouse equipment (forklifts, racking, RF scanners, pick lines, carrier terminals, communication lines, and terminal hardware).
6.  LHSI to provide secure trucking lounge for truckers.
7. Upon completion of construction of MDC, Endo and LHSI should review and agree on location of security cameras and overall state of security in general.

DESCRIPTION OF INFORMATION TECHNOLOGY SERVICES

1. LHSI will provide LMS2000 platform for warehouse management functions and train appropriate Endo QA personnel.
2. LHSI will participate in the project management, design, and development of LMS2000 interface with SAP.
3. LHSI will provide LMS2000 test environment and participating in interface validation.
4. Endo will provide SAP test environment and participate in interface validation.
5. LHSI will provide terminal hardware, software and connectivity for Endo Quality Assurance Associate personnel and LHSI order entry associate.

DESCRIPTION OF HUMAN RESOURCE SERVICES

1. LHSI to recruit, hire and train appropriate LHSI personnel to provide the Services (as defined in the Agreement).
2.  LHSI will conduct background checks on new LHSI employees.
3. LHSI will perform initial drug testing and conduct random drug testing of all active employees.
4. Endo to provide LHSI Hold Harmless Agreement for Endo Quality Assurance Associate personnel stationed at LHSI Memphis Distribution Center.
5. Endo Quality Assurance Associate personnel will adhere to all LHSI employee policies and have access to Memphis facility limited to standard business hours of operation.
6.  LHSI to assist Endo in the recruiting process for Quality Assurance
    Associate.

7. LHSI to provide limited access to controlled areas (vault and cage) and only limited employees will be able to work those areas.
8.  LHSI will adhere to the required GMP, DEA, OSHA AND EPA regulations.

                                   SCHEDULE D

                             LOGISTICS ASSUMPTIONS
                             ---------------------


For purposes of this Agreement, a "line of business" is one line on an order representing one product transaction between ENDO and one customer of ENDO. The fees to be paid to LHSI by ENDO for each line of business processed are set forth in Schedule B.

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